Exhibit 99.1

Liberty Bancorp, Inc. Announces Financial Results for the Quarter Ended June 30, 2008

LIBERTY, Mo.--(BUSINESS WIRE)--Liberty Bancorp, Inc. (NASDAQ: LBCP) (the “Company”) announced today net earnings for the quarter ended June 30, 2008 of $324,000, or $.09 per diluted share, compared to net earnings of $406,000, or $.09 per diluted share, for the quarter ended June 30, 2007. Net earnings for the nine months ended June 30, 2008 remained virtually the same at $1.3 million, or $.32 per diluted share, compared to net earnings of $1.3 million, or $.29 per diluted share, for the nine months ended June 30, 2007. Liberty Bancorp, Inc. conducts substantially all of its operations through its wholly owned subsidiary, BankLiberty.

Net earnings decreased for the three months ended June 30, 2008 as compared to the same period in 2007 due to a higher provision for loan losses, partially offset by higher net interest and noninterest income, lower noninterest expense and income tax expense. For the comparable nine-month periods, higher net interest and noninterest income as well as lower income tax expense were offset by a higher provision for loan losses and higher noninterest expense which resulted in virtually the same net earnings of $1.3 million. The effective tax rate for both the three- and nine-month periods is lower due to an increase in non-taxable municipal bond income and an increase in the cash surrender value of bank-owned life insurance which is also non-taxable.

Net interest income increased for both the three- and nine-month periods ended June 30, 2008 as compared to the same periods last year. For the comparable three-month periods, the increase was due to a higher interest rate spread, partially offset by a lower level of net interest-earning assets. For the comparable nine-month periods, net interest income increased due to growth of the Company, partially offset by a lower level of net interest-earning assets. The provision for loan losses increased to $1.2 million for the three-month period ended June 30, 2008 as compared to $267,000 for the nine-month period ended June 30, 2007. For the comparable nine-month periods, the provision for loan losses increased from $465,000 to $1.6 million. Noninterest income increased for both the three- and nine-month periods ended June 30, 2008 due to higher gains on sale of loans, an increase in the cash surrender value of bank-owned life insurance and higher deposit account service charges.

Noninterest expense decreased for the comparable three-month periods in 2008 due to a decrease in compensation, net expenses from operations from foreclosed real estate and advertising expenses, partially offset primarily by an increase in occupancy, equipment and data processing and FDIC premium expense. Noninterest expense for the nine-month period ended June 30, 2008 increased due primarily to higher expenses for compensation, occupancy, equipment and data processing, FDIC premium expense and other expenses, partially offset by a decrease in net expenses from operations from foreclosed real estate, professional services and advertising expenses.

Total assets increased $9.3 million to $342.5 million as of June 30, 2008 as compared to total assets of $333.2 million as of September 30, 2007. Total loans and mortgage-backed securities increased $16.0 million during the same period primarily due to increased commercial real estate lending, partially offset by a decrease in construction and development lending and mortgage-backed securities. Stockholders’ equity decreased by $6.6 million during the first nine months of fiscal 2008 due to the repurchase of common stock totaling $8.5 million, partially offset primarily by net earnings of $1.3 million, amortization of ESOP and stock-based incentive awards and increases in unrealized gains, net of taxes, on investments.

Liberty Bancorp, Inc., through its subsidiary, BankLiberty, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri, with six additional retail banking facilities in the Kansas City metropolitan area.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.

LIBERTY BANCORP, INC. Financial Highlights (Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	June 30, 2008		September 30, 2007
ASSETS
Cash and cash equivalents	$ 9,591		$ 9,042
Securities	40,074		49,514
Loans and mortgage-backed securities	268,300		252,304
Other assets	24,539		22,326

Total Assets	$ 342,504		$ 333,186

LIABILITIES
Deposits	$ 225,811		$ 252,305
FHLB advances	70,266		26,430
Other liabilities	2,872		4,256

Total Liabilities	298,949		282,991
Total Stockholders' Equity	43,555		50,195
Total Liabilities & Stockholders' Equity	$ 342,504		$ 333,186

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest income	$ 4,948	$ 5,244	$ 15,482	$ 15,030
Interest expense	2,023	2,693	7,448	7,461
Net interest income	2,925	2,551	8,034	7,569
Provision for loan losses	1.173	267	1,623	465
Net interest income after provision for loan losses	1,752	2,284	6,411	7,104
Total noninterest income	540	363	1,531	1,003
Total noninterest expense	1,886	2,033	6,174	6,055
Earnings before income taxes	406	614	1,768	2,052
Income taxes	82	208	460	713
Net Earnings	$ 324	$ 406	$ 1,308	$ 1,339
Basic and diluted earnings per share	$ 0.09	$ 0.09	$ 0.32	$ 0.29

CONTACT:
Liberty Bancorp, Inc.
Brent M. Giles, 816-781-4822
President and Chief Executive Officer